Exhibit 99.(2)(a)(2)

CITIGROUP ALTERNATIVE INVESTMENTS
MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC

(A DELAWARE LIMITED LIABILITY COMPANY)

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT of CITIGROUP ALTERNATIVE INVESTMENTS MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC (the “Company”) is dated as of             , 2002 by and among Charles Hurty, Janet Holmes, Steven Krull, David Scudder and Clifford De Souza., as the Directors, and AMACAR Partners, Inc., as the Managing Member.

W I T N E S S E T H:

WHEREAS, the Company has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act pursuant to a Certificate of Formation (the “Certificate”) dated and filed with the Secretary of State of the State of Delaware on August 16, 2002;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Administrator” means the person who provides administrative services to the Company pursuant to an administrative services agreement.

“Adviser” means a person who at any particular time serves as an investment adviser to the Company or any Series thereof pursuant to an Investment Advisory Agreement. The sole initial Adviser to the Company and each Series is Citigroup Alternative Investments LLC.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

“Affiliate” means an affiliated person of a person as such term is defined in the 1940 Act.

“Agreement” means this Limited Liability Company Agreement, as amended from time to time.

“Board of Directors” means the Board of Directors established pursuant to Section 2.6 of this Agreement.

“Capital Account” means, with respect to each Member, the capital account(s) established and maintained on behalf of each Member pursuant to Section 5.3 hereof.

“Certificate” means the Certificate of Formation of the Company and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

“Closing Date” means the first date on or as of which a Member other than the Managing Member is admitted to the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Company” means Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC.

“Delaware Act” means the Delaware Limited Liability Company Act, as in effect on the date hereof and as amended from time to time, or any successor law.

“Direct Allocation Subadvisers” means (i) those Investment Managers for which a separate investment vehicle has been created as to which the Investment Manager (or an affiliate) serves as general partner or managing member and/or the Company is the sole limited partner/member and (ii) those Investment Managers who manage Company assets directly through a separate managed account.

“Director” means an individual designated as a Director of the Company pursuant to the provisions of Section 2.6 of this Agreement and who serves on the Board of Directors of the Company.

“Expense Allocation Date” means the Closing Date and thereafter each day on or before the 12-month anniversary of such date as of which a contribution to the capital of the Company is made pursuant to Section 5.1 hereof.

“Fiscal Period” means the period commencing on the Closing Date and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period and ending at the close of business on the first to occur of the following dates: (1) the last day of a Fiscal Quarter; (2) the last day of a Taxable Year; (3) the day preceding any day as of which a contribution to the capital of the Company is made pursuant to Section 5.1; (4) the effective date of a repurchase of Units made pursuant to Section 4.05 (if other than the last day of a Fiscal Quarter); or (5) any day (other than one specified in clause (2) above) as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Member other than an amount to be credited to or debited against the Capital Accounts of all Members in accordance with their respective Investment Percentages.

“Fiscal Year” means the period commencing on the Closing Date and ending on March 31, 2003, and thereafter each 12-month period ending on March 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board of Directors shall elect another fiscal year for the Company.

“Form N-2” means the Company’s registration statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

“Independent Directors” means those Directors who are not “interested persons” of the Company, as such term is defined in the 1940 Act.

“Insurance” means one or more “key man” insurance policies on the life of any principal of a member of the Adviser, the benefits of which are payable to the Company.

“Investment Advisory Agreement” means a separate written agreement entered into by the Company pursuant to which the Adviser provides Management Services to the Company or any Series.

“Investment Fund” means unregistered investment funds and registered investment companies.

“Investment Managers” means investment advisers (which may include the Adviser) who enter into advisory agreements to manage a designated portfolio of investments for the Company or who manage Investment Funds in which one or more Series have invested.

“Investment Percentage” means a percentage established for each Member on the Company’s books as of the first day of each Fiscal Period. The Investment Percentage of a Member for a Fiscal Period shall be determined by dividing the balance of the Member’s Capital Account as of the commencement of such Fiscal Period by the sum of the Capital Accounts of all of the Members as of the commencement of such Fiscal Period. The sum of the Investment Percentages of all Members for each Fiscal Period shall equal 100%.

“Management Services” means such investment advisory and other services as the Adviser is required to provide to the Company or any Series pursuant to an Investment Advisory Agreement.

“Managing Member” means AMACAR Partners, Inc.

“Member” means any person who shall have been admitted to the Company as a member (including any Director in such person’s capacity as a member of the Company) until the Company has repurchased all of the Units of such person pursuant to Section 4.5 hereof or a substituted Member or Members has been admitted with respect to all of such person’s Units pursuant to Section 4.4 hereof; such term includes the Adviser, in its capacity as a member of the Company, to the extent the Adviser makes a capital contribution to the Company and shall have been admitted to the Company as a member. Persons seeking to be admitted to the Company as Members (other than the Managing Member), or seeking to make additional contributions to the Company pursuant to Section 5.1 hereof, shall be required to submit such subscription materials as the Company shall require from time to time and to make the representations set forth in

Appendix A attached hereto relating to satisfaction of the Company’s “accreditation” and other eligibility standards.

“Net Assets” means the total value of all assets of a Series, less an amount equal to all accrued debts, liabilities and obligations of (or allocable to) the Series, calculated before giving effect to any repurchases of Units of the Series as of the date of calculation.

“Net Profit” or “Net Loss” means the amount by which the Net Assets as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period (or, with respect to the initial Fiscal Period of the Company, at the close of business on the Closing Date), such amount to be adjusted to exclude any items to be allocated among the Capital Accounts of the Members on a basis that is not in accordance with respective Investment Percentages as of the commencement of such Fiscal Period pursuant to Sections 5.5 and 5.6 hereof.

“1940 Act” means the Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

“Organizational Expenses” means the expenses incurred by the Company in connection with its formation and its initial registration as an investment company under the 1940 Act.

“Securities” means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation or currency, or commodity, all types of derivative instruments and any contracts based on any index or group of securities, debt obligations or currencies, or commodities, and any options thereon, as well as investments in registered investment companies and private investment funds.

“Series” means a separate series of Units designated by the Company as such in accordance with Section 18-215 of the Delaware Act and issued by the Company in accordance with Section 2.11 hereof.

“Taxable Year” means the 12-month period ending December 31 of each year (or the period ending December 31, 2002 with respect to the Company’s first taxable year).

“Transfer” means the assignment, transfer, sale, encumbrance, pledge or other disposition of Units, including any right to receive any allocations and distributions attributable to any Units.

“Units” means limited liability company interests of Members in a Series.

“Valuation Date” means the last day of each Fiscal Period and any other date designated by the Board of Directors.

ARTICLE II

ORGANIZATION; ADMISSION OF MEMBERS

SECTION 2.1.     FORMATION OF LIMITED LIABILITY COMPANY

Each member of the Board of Directors shall be designated an “authorized person” within the meaning of the Delaware Act, and any Director may execute and file in accordance with the Delaware Act any amendment to the Certificate and shall execute and file with applicable governmental authorities any other instruments, documents and certificates that, in the opinion of the Company’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Company. The parties hereto hereby ratify Nathan Greene as an “authorized person” within the meaning of the Delaware Act for the exclusive purpose of executing, delivering and filing the Certificate with the Secretary of State of the State of Delaware.

SECTION 2.2.     NAME.

The name of the Company shall be “CITIGROUP ALTERNATIVE INVESTMENTS MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC” or such other name as the Board of Directors may hereafter adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) sending notice thereof to each Member.

SECTION 2.3.     PRINCIPAL AND REGISTERED OFFICE.

The Company shall have its principal office at 399 Park Avenue, 7th Floor, New York, New York 10043, or at such other place designated from time to time by the Board of Directors.

The Company shall have its registered office in Delaware at 1209 Orange Street, Wilmington, Delaware 19801, and shall have The Corporation Trust Company as its registered agent for service of process in Delaware, unless a different registered office or agent is designated from time to time by the Board of Directors.

SECTION 2.4.     DURATION.

The term of the Company commenced on the filing of the Certificate with the Secretary of State of Delaware and shall continue until the Company is dissolved pursuant to Section 6.1 hereof. The Managing Member or an officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in New York and in any other jurisdiction in which the Company may wish to conduct business.

SECTION 2.5.     OBJECTIVE AND BUSINESS OF THE COMPANY.

(a) The objective and business of the Company is to purchase, sell (including short sales), invest and trade in Securities, on margin or otherwise, and to engage in any financial or derivative transactions relating thereto or otherwise. The Company may carry out its activities directly or indirectly through the purchase of interests in Investment Funds. The Company may execute, deliver and perform all contracts, agreements, subscription documents and other undertakings and engage in all activities and transactions that may in the opinion of the Board of Directors be necessary or advisable to carry out its objective or business.

(b) The Company and each Series, as applicable, shall operate as a closed-end, nondiversified, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

SECTION 2.6.     BOARD OF DIRECTORS.

(a) The initial Directors serving on the Board of Directors are Charles Hurty, Janet Holmes, Steven Krull, David Scudder and Clifford De Souza. By signing this Agreement or the signature page of the Company’s subscription agreement, a Member admitted on the Closing Date shall be deemed to have voted for the election of each of the initial Directors to the Board of Directors. After the Closing Date, the Board of Directors may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director of and the provisions of Section 3.3 hereof with respect to the election of Directors to the Board of Directors by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Director. The names and mailing addresses of the Directors shall be set forth in the books and records of the Company. The number of Directors shall be fixed from time to time by the Board of Directors.

(b) Each Director shall serve on the Board of Directors for the duration of the term of the Company, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.2 hereof. In the event of any vacancy in the position of Director, the remaining Directors may appoint an individual to serve in such capacity, so long as immediately after such appointment at least two-thirds ( 2/3) of the Directors then serving would have been elected by the Members. The Board of Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Directors then serving on the Board of Directors.

(c) Each director shall be a “Manager” of the Company for purposes the Delaware Act.

SECTION 2.7.     MEMBERS.

The Board of Directors may admit one or more Members on the Closing Date, and thereafter as of the first business day of each calendar month; provided, however, that upon delivery to the Board of Directors of a letter of advice from counsel to the Adviser that no applicable law or regulation prevents the Company from admitting Members more often than monthly, the Company may, in the discretion of the Board of Directors, admit Members more frequently. All subscriptions are subject to the receipt of cleared funds on or before the acceptance date in the full amount of the subscription, plus the applicable sales charge, if any. Subject to the foregoing terms, Members may be admitted to the Company subject to the condition that each such Member shall execute an appropriate signature page of this Agreement or of the Company’s subscription agreement pursuant to which such Member agrees to be bound by all the terms and provisions hereof. The Board of Directors may, in its sole discretion, reject any subscription for Units. The Board of Directors may, in its sole discretion, suspend subscriptions for Units at any time. The admission of any person as a Member shall be effective upon the revision of the books and records of the Company to reflect the name and the contribution to the capital of the Company of such additional Member. Members will be admitted separately to each Series in accordance with the subscription agreement executed by the Member and accepted by the Company. No act, vote or approval of any Member of the Company is required to admit a new Member in accordance with this Section 2.7.

SECTION 2.8.     MANAGING MEMBER.

In conjunction with the admission of any other Member, the Managing Member shall be entitled to the return of its Capital Contribution, if any, without interest or deduction.

SECTION 2.9.     BOTH DIRECTORS AND MEMBERS.

A Member may at the same time be a Director and a Member, in which event such Member’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof or as provided in the Delaware Act.

SECTION 2.10.     LIMITED LIABILITY.

Except as provided under applicable law, a Member shall not be liable for the Company’s debts, obligations and liabilities in any amount in excess of the capital account balance of such Member, plus such Member’s share of undistributed profits and assets. Except as provided under applicable law, a Director shall not be liable for the Company’s debts, obligations and liabilities.

SECTION 2.11.     SERIES.

(a) Units shall be issued in one or more Series having separate rights, powers or duties with respect to specified property or obligations or profits and losses associated with specified property or obligations and, to the extent provided in this Agreement and a Separate Series Agreement (as hereinafter defined), having a separate business purpose or investment objective. Each Unit in a Series will have economic and contractual rights that are equal to those of each other Unit in such Series. A Member may be a member of one or more Series. Unless otherwise required by the 1940 Act, the Board of Directors may, in its sole discretion, establish a Series without consulting the Members or any other person.

(b) Expenses (including Organizational Expenses) specific to a Series shall be allocated entirely to such Series. Expenses of the Company not attributable to any particular Series shall be allocated among the Series on an equitable basis approved by the Board of Directors (such as on the basis of relative net asset values of the Series).

(c) (i) Capital Accounts shall be separately established and maintained on a Series-by-Series basis and, accordingly, Capital Percentages, Investment Percentages, Fiscal Periods, Expense Allocation Dates, Net Profits or Net Losses and all allocations and distributions pursuant to Article V shall be determined on a Series-by-Series basis, and (ii) Series may have different Closing Dates and, therefore, different Fiscal Years. The debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Company generally or any other Series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other Series shall be enforceable against the assets of such Series. The Company shall identify on its books and records the assets and liabilities attributable to each Series in accordance with section 18-215 of the Delaware Act.

(d) Subject to the requirements of the 1940 Act, the Board of Directors shall have sole and absolute discretion to cause the Company to issue additional Units, in one or more Series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing Units, all as shall be determined, subject to Delaware law, by the Board of Directors, in its sole and absolute discretion.

(e) The terms of each Series shall be as set forth in this Agreement (as the same may be amended in accordance with Section 2.11(d) hereof) and a separate agreement (a “Separate Series Agreement”), substantially similar in the form of Appendix B attached hereto, shall be executed by the Members participating in the related Series. To the extent that a Separate Series Agreement conflicts with this Agreement, this Agreement shall control.

(f) Notwithstanding any other provision contained in this Agreement, if the Board of Directors causes the Company to issue additional Units, or establishes new Series of Units, then the Board of Directors, without the act, vote or consent of any other person, shall make such revisions to this Agreement and to the Certificate of Formation of the Company, as it deems necessary to reflect the issuance of such additional Units or the establishment of such Series.

ARTICLE III

MANAGEMENT

SECTION 3.1.     MANAGEMENT AND CONTROL.

(a) Management and control of the business of the Company and each Series shall be vested in the Board of Directors, which shall have the right, power and authority, on behalf of the Company and in its name, and on behalf of and in the name of each Series, to exercise all rights, powers and authority of “Managers” under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Company and their duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Company or any Series except within the scope of such Director’s authority as delegated by the Board of Directors. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Company as are customarily vested in each director of a Delaware corporation and

(ii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Company as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the 1940 Act. During any period in which the Company shall have no Directors, the Adviser shall continue to serve as the Adviser to the Company and to provide the Management Services to the Company.

(b) Each Member agrees not to treat, on his personal income tax return or in any claim for a tax refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Company. The Board of Directors shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Company or any Series under any provisions of the Code or any other revenue laws.

(c) Members shall have no right to participate in and shall take no part in the management or control of the Company’s business and shall have no right, power or authority to act for or bind the Company or any Series. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act. Voting shall be conducted on a Series-by-Series basis with respect to matters as to which such voting is permitted under the 1940 Act and the Delaware Act.

(d) The Board of Directors may delegate to any other person any right, power and authority vested by this Agreement in the Board of Directors to the extent permissible under applicable law.

SECTION 3.2.     ACTIONS BY THE BOARD OF DIRECTORS.

(a) Unless provided otherwise in this Agreement, the Board of Directors shall act only: (i) by the affirmative vote of a majority of the Directors (including the vote of a majority of the Independent Directors if required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in-person attendance is not required by the 1940 Act, by telephone) or (ii) by unanimous written consent of all of the Directors without a meeting, if permissible under the 1940 Act.

(b) The Board of Directors may designate from time to time a principal Director who shall preside at all meetings (the “Principal Director”). Meetings of the Board of Directors may be called by the Principal Director or by any two Directors, and may be held on such date and at such time and place, as the Board of Directors shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Directors may attend and participate in any meeting by telephone except where in-person attendance at a meeting is required by the 1940 Act. A majority of the Directors shall constitute a quorum at any meeting.

SECTION 3.3.     MEETINGS OF MEMBERS.

(a) Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. A meeting may be limited to Members holding Units of one or more Series. Meetings of the Members may be called by the Board of Directors or by Members holding at least a majority of the total number of votes eligible to be cast by Members at such meeting, and may be held at such time, date and place as the Board of Directors shall determine. The Board of Directors shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates for Director receiving a plurality of the votes cast at any meeting of all Members shall be elected as Directors and (ii) all other actions of Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b) Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member’s Investment Percentage as of the record date for such meeting. The Board of Directors shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes that each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(c) A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Company before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Company at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

SECTION 3.4.     CUSTODY OF ASSETS OF THE COMPANY.

The physical possession of all funds, Securities or other properties of the Company shall at all times, be held, controlled and administered by one or more custodians retained by the Company in accordance with the requirements of the 1940 Act and the rules there under.

SECTION 3.5.     OTHER ACTIVITIES OF MEMBERS AND DIRECTORS.

(a) The Directors shall not be required to devote full time to the affairs of the Company, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.

(b) Any Member or Director, and any Affiliate of any Member or Director, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member or Director shall have any rights in or to such activities of any other Member or Director, or any profits derived therefrom.

SECTION 3.6.     DUTY OF CARE.

(a) No Director, officer of the Company, nor the Managing Member shall be liable to the Company or to any of its Members for any loss or damage occasioned by any act or omission in the performance of his, her or its services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such Director, officer or Managing Member constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Director’s, officer’s or Managing Member’s office.

(b) Members not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for Units shall be liable to the Company, any Member or third parties only as provided under the Delaware Act.

SECTION 3.7.     INDEMNIFICATION.

(a) To the fullest extent permitted by law, the Company shall, subject to Section 3.7(b) hereof, indemnify each Director, officer of the Company and the Managing Member (including for this purpose his, her or its executors, heirs, assigns, successors or other legal representatives), against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director, officer of the Company or the Managing Member or the past or present performance of services to the Company by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.7 shall not be construed to provide for indemnification for any liability (including liability under federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Company in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Company amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Company shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill such undertaking, or (iii) a majority of the Directors (excluding any Director who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved as in the best interests of the Company by a majority of the Directors (excluding any Director who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Company and that such indemnitee is not liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, or (ii) the Board of Directors secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Company or its Members to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.

(d) Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. In (i) any suit brought by a Director (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and (ii) in any suit in the name of the Company to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Company shall be entitled to recover such expenses upon a final adjudication that, the Director or other person claiming a right to indemnification under this Section 3.7 has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the Director or other person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Company (or any Member acting derivatively or otherwise on behalf of the Company or its Members).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which such indemnitee may otherwise be entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Company to purchase and maintain liability insurance on behalf of any Director or other person.

SECTION 3.8.     FEES, EXPENSES AND REIMBURSEMENT.

(a) So long as the Administrator provides administrative services to the Company, it shall be entitled to receive fees for such services as may be agreed to by the Administrator and the Company pursuant to an administrative services agreement.

(b) The Board of Directors may cause the Company to compensate each Director for his or her services as such. In addition, the Directors shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(c) The Company shall bear all expenses incurred in its business and operations, other than those specifically required to be borne by the Adviser pursuant to the Investment Advisory Agreement or by the Administrator pursuant to the agreement referred to in Section 3.8(a) hereof. Expenses to be borne by the Company include, but are not limited to, taxes, organizational (including costs and expenses related to registration of the Company), offering and investment-related expenses (such as fees and expenses charged by the Investment Managers and Investment Funds, placement fees, interest on indebtedness, administrative fees and expenses, custodial fees and expenses, bank service fees, other expenses related to the purchase, sale or transmittal of Company investments, fees for data and software providers, research expenses, professional fees (including, without limitation, expenses of consultants and experts relating to investments), legal expenses, internal and external accounting, audit and tax preparation expenses, corporate licensing, Board of Directors’ fees and expenses, including travel, insurance and other expenses associated with the operation of the Company. In addition, the Company will bear the Management Fee and any Performance Fee (as defined in the Investment Advisory Agreement) paid or allocable to the Adviser. The Adviser shall be entitled to reimbursement from the Company for any of the above expenses that it pays on behalf of the Company.

(d) Subject to procuring any required regulatory approvals, from time to time the Company may, alone or in conjunction with other accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner or investment adviser, purchase Insurance in such amounts, from such insurers and on such terms as the Board of Directors shall determine.

ARTICLE IV

TERMINATION OF STATUS OF ADVISER AND DIRECTORS; TRANSFERS AND
REPURCHASES

SECTION 4.1.     TERMINATION OF STATUS OF THE ADVISER.

The status of the Adviser shall terminate if the Investment Advisory Agreement with the Adviser terminates and the Company does not enter into a new Investment Advisory Agreement with the Adviser, effective as of the date of such termination.

SECTION 4.2.     TERMINATION OF STATUS OF A DIRECTOR.

The status of a Director shall terminate if the Director (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director (upon not less than 90 days’ prior written notice to the other Directors); (iv) shall be removed pursuant to Section 4.3; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Director; or (viii) shall otherwise cease to be a Director of the Company under the Delaware Act.

SECTION 4.3.     REMOVAL OF THE DIRECTORS.

Any Director may be removed either by (a) the vote or written consent of at least two-thirds ( 2/3) of the Directors not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds ( 2/3) of the total number of votes eligible to be cast by all Members.

SECTION 4.4.     TRANSFER OF UNITS.

(a) To the fullest extent permitted by law, Units of a Member may be Transferred only (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency or dissolution of such Member or (ii) with the written consent of the Administrator, as authorized by the Board of Directors (which consent may be withheld in the Administrator’s sole discretion); provided, however, that unless the Administrator consults with counsel and counsel confirms that a Transfer will not cause a particular Series to be treated as a “publicly traded partnership” taxable as a corporation, the Administrator generally will not consent to a Transfer unless each of the following conditions are met: (A) the transferring Member will have been a Member for at least six months as of the effective date of the Transfer; (B) the proposed Transfer is to be made on the effective date of an offer by Company to repurchase Units of the Series proposed to be Transferred; and (C) the proposed Transfer would be (1) one in which the tax basis of the Units in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferring Member, (2) to members of the transferring Member’s immediate family (siblings, spouse, parents or children) or (3) a distribution from a qualified retirement plan or an individual retirement account.

(b) The Administrator may not consent to a Transfer of Units unless: (i) the person to whom such Units are to be Transferred is a person whom the Company believes is an accredited investor, as such term is defined in Regulation D under the Securities Act of 1933 or any successor thereto; and (ii) all of the Units are to be Transferred to a single transferee or, after the Transfer of less than all Units, the balance of the Capital Account of each transferee and the transferor would not be less than $50,000. Any transferee that acquires Units by operation of law as the result of the death, divorce, bankruptcy, insolvency or dissolution of a Member or otherwise shall be entitled to the allocations and distributions allocable to Units so acquired and to Transfer such Units in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member. If a Member transfers Units with the approval of the Board of Directors (or their delegates), the Board of Directors shall promptly take all necessary actions so that the transferee is admitted to the Company as a Member. Each Member effecting a Transfer and its transferee agree to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Company in connection with such Transfer.

(c) Each Member shall indemnify and hold harmless the Company or the particular Series, the Board of Directors, the Managing Member, the Adviser, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.4 and (ii) any misrepresentation by such Member in connection with any such Transfer.

SECTION 4.5.     REPURCHASE OF UNITS.

(a) Except as otherwise provided in this Agreement, no Member or other person holding Units shall have the right to require the Company to redeem its Units. The Board of Directors from time to time, in its complete and exclusive discretion and on such terms and conditions as it may determine (subject to the 1940 Act and other applicable law), may cause the Company to offer to repurchase Units pursuant to written tenders. Each such tender offer may be limited to Units of one or more Series and may be limited in amount (for example, to not more than 10% of the outstanding Units of a particular Series). The Company shall not offer to repurchase Units on more than two occasions during any one Fiscal Year unless it has been advised by counsel to the Company to the effect that such more frequent offers would not cause any adverse tax consequences to the Company or the Members. In determining whether to cause the Company to offer to repurchase Units pursuant to written tenders, the Board of Directors shall consider the recommendation of the Adviser, and shall also consider the following factors, among others:

(1) whether any Members have requested to tender Units of a Series to the Company;

(2) the liquidity of the Series’ assets (including fees and costs associated with withdrawing from Investment Funds and/or disposing of assets managed by Investment Managers);

(3) the investment plans and working capital requirements of the Series;

(4) the relative economies of scale of the tender offer with respect to the size of the Series;

(5) the history of the Company in repurchasing Units;

(6) the availability of information as to the value of a Series’ interests in underlying Investment Funds;

(7) the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs; and

(8) any anticipated tax consequences to the Series of any proposed repurchases of Units.

The Board of Directors shall cause the Company to repurchase Units pursuant to written tender offers only on terms it determines to be fair to the Company and to all Members (including persons holding Units acquired from Members).

(b) A Member who tenders for repurchase only a portion of such Member’s Units shall be required to maintain a Capital Account balance in each Series of at least $50,000 (or such lower amount equal to the Member’s initial capital contribution to the particular Series) after giving effect to the repurchase. If a Member tenders an amount that would cause the Member’s Capital Account balance in a Series to fall below the required minimum Capital Account balance, the Administrator (as authorized by the Board of Directors) reserves the right to reduce the amount to be purchased from the Member pursuant to the tender so that the required minimum balance is maintained or to cause the Company to repurchase the Member’s entire interest in the particular Series.

(c) The Adviser may tender its Units as a Member under Section 4.5(a) hereof.

(d) The Board of Directors may cause the Company to repurchase Units of a Member or any person acquiring Units from or through a Member in the event that the Administrator in its sole discretion (as authorized by the Board of Directors) determines that:

(1) such Units have been transferred in violation of this Section 4.5, or such Units have vested in any person other than by operation of law as the result of the death, divorce, dissolution, bankruptcy or incompetence of a Member;

(2) ownership of such Units by a Member or other person is likely to cause the Company or a Series to be in violation of, or require registration of any Units under, or subject the Company or a Series to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(3) continued ownership of such Units by a Member may be harmful or injurious to the business or reputation of the Company, a Series, the Board of Directors, the Adviser or any of their affiliates, or may subject the Company, or a Series or any Member to an undue risk of adverse tax or other fiscal or regulatory consequences;

(4) any of the representations and warranties made by a Member in connection with the acquisition of Units was not true when made or has ceased to be true;

(5) with respect to a Member subject to special regulatory or compliance requirements, such as those imposed by the Bank Holding Company Act, certain Federal Communications Commission regulations or ERISA (collectively, “Special Laws or Regulations”), such Member is likely to be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of continuing to hold Units; or

(6) it would be in the best interests of the Company or the particular Series for the Company to repurchase the Units or a portion of them.

(e) Repurchases shall be effective after receipt and acceptance by the Company of all eligible written tenders of Units from Members and, unless otherwise determined by the Board of Directors, shall be subject to the following repurchase procedures:

(1) Members choosing to tender Units for repurchase must do so 45 days before the date as of which Units are to be repurchased (the “Notice Date”). Units (or portions thereof) will be valued as of the Valuation Date (which date, unless otherwise determined by the Board of Directors, shall be June 30 or December 31, as applicable). Tenders will be revocable upon written notice to the Company up to 30 days prior to the Valuation Date (the “Expiration Date”);

(2) promptly after the Expiration Date, the Company will give to each Member whose Units (or portion thereof) have been accepted for repurchase a promissory note (the “Promissory Note”) entitling the Member to be paid an amount equal to the value, determined as of the Valuation Date, of the repurchased Units; and

(3) the Promissory Note will be non-interest bearing and nontransferable. Payment in respect of the Promissory Note will be made as of the later of (i) a period of within 30 days after the Valuation Date, and (ii) if a Series has requested withdrawal of its capital from one or more Investment Funds in order to fund the repurchase of Units of such Series, within ten business days after the Series has received at least 90% of the aggregate amount withdrawn from such Investment Funds.

Notwithstanding anything in the foregoing to the contrary, the Board of Directors, in its discretion, may pay all or any portion of the repurchase price in marketable Securities (or any combination of marketable Securities and cash) having a value, determined as of the date of repurchase, equal to the amount to be repurchased.

ARTICLE V

CAPITAL

SECTION 5.1.     CONTRIBUTIONS TO CAPITAL.

(a) The minimum initial contribution by a Member to the capital of the Company shall be such amount as the Board of Directors, in its discretion, may determine from time to time, but shall generally not be less than $50,000 (gross of any placement or similar fees). The amount of the initial contribution of each Member shall be recorded on the books and records of the Company upon acceptance as a contribution to the capital of the Company. The Directors shall not be entitled to make voluntary contributions of capital to the Company as Directors of the Company, but may make voluntary contributions to the capital of the Company as Members.

(b) Members may make additional contributions to the capital of the Company in increments of at least $10,000, effective as of such times as the Board of Directors, in its discretion, may permit, subject to the limitations applicable to the admission of Members pursuant to Section 2.7 hereof, but no Member shall be obligated to make any additional contribution to the capital of the Company except to the extent provided in Section 5.6 hereof.

(c) Except as otherwise permitted by the Board of Directors, (i) initial and any additional contributions to the capital of the Company by any Member shall be payable in cash or in such Securities as the Board of Directors, in its absolute discretion, may agree to accept on behalf of the Company, and (ii) initial and any additional contributions in cash shall be payable in readily available funds at the date of the proposed acceptance of the contribution. The Company shall charge each Member making a contribution in Securities to the capital of the Company such amount as may be determined by the Board of Directors not exceeding 2% of the value of such contribution in order to reimburse the Company for any costs incurred by the Company by reason of accepting such Securities, and any such charge shall be due and payable by the contributing Member in full at the time the contribution to the capital of the Company to which such charges relate is due. The value of contributed Securities shall be determined in accordance with Section 7.3 hereof.

SECTION 5.2.     RIGHTS OF MEMBERS TO CAPITAL.

No Member shall be entitled to interest on any contribution to the capital of the Company, nor shall any Member be entitled to the return of any capital of the Company except (i) upon the repurchase by the Company of such Member’s Units pursuant to Section 4.5 hereof, (ii) pursuant to the provisions of Section 5.6(c) hereof or (iii) upon the liquidation of the Company’s assets pursuant to Section 6.2 hereof. No Member shall be liable for the return of any such amounts. No Member shall have the right to require partition of the Company’s property or to compel any sale or appraisal of the Company’s assets.

SECTION 5.3.     CAPITAL ACCOUNTS.

(a) The Company shall maintain a separate Capital Account for each Member with respect to each Series in which the Member particpates.

(b) Each Member’s Capital Account with respect to a Series shall have an initial balance equal to the amount of cash and the value of any Securities (determined in accordance with Section 7.3 hereof) (net of any liabilities secured by such Securities that the Company is considered to assume or take subject to under section 752 of the Code) constituting such Member’s initial contribution to the capital of such Series.

(c) Each Member’s Capital Account with respect to a Series shall be increased by the sum of (i) the amount of cash and the value of any Securities (determined in accordance with Section 7.3 hereof) (net of any liabilities secured by such Securities that the Company is considered to assume or take subject to under section 752 of the Code) constituting additional contributions by such Member to the capital of such Series permitted pursuant to Section 5.1 hereof, plus (ii) all amounts credited to such Member’s Capital Account pursuant to Sections 5.4 through 5.6.

(d) Each Member’s Capital Account with respect to a Series shall be reduced by the sum of (i) the amount paid to repurchase the Member’s Units of such Series or distributions to such Member from such Series pursuant to Sections 4.5, 5.8 or 6.2 hereof (net of any liabilities secured by any asset distributed that such Member is deemed to assume or take subject to for purposes of section 752 of the Code), plus (ii) any amounts debited against such Capital Account pursuant to Sections 5.4 through 5.6 hereof.

(e) No Member shall be required to pay to the Company or to any other Member or person any deficit in such Member’s Capital Account upon dissolution of the Series or otherwise.

SECTION 5.4.     ALLOCATION OF NET PROFIT AND NET LOSS.

As of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Investment Percentages for such Fiscal Period.

SECTION 5.5.     ALLOCATION OF CERTAIN EXPENDITURES.

Except as otherwise provided for in this Agreement and unless prohibited by the 1940 Act, any expenditures payable by the Company, to the extent determined by the Board of Directors to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, shall be charged only to those Members on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges shall be debited from the Capital Accounts of such Members as of the close of the Fiscal Period during which any such items were paid or accrued by the Company.

SECTION 5.6.     RESERVES.

(a) Appropriate reserves may be created, accrued and charged against Net Assets and proportionately against the related Capital Accounts for any liabilities (whether of the Company or one or more Series), including those contingent liabilities where the contingency has occurred and is recognizable, as of the date any such liability becomes known to the Adviser or the Board of Directors, such reserves to be in the amounts that the Board of Directors, in its sole discretion, deems necessary or appropriate. The Board of Directors may increase or reduce any such reserves from time to time by such amounts as the Board of Directors, in its sole discretion, deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Members of the Company or one or more Series, as applicable, at the time such reserve is created, increased or decreased, as the case may be; provided, however, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all such Members, the amount of such reserve, increase, or decrease shall instead be charged or credited to those parties who were Members at the time, as determined by the Board of Directors in its sole discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their Capital Accounts at that time.

(b) If at any time an amount is paid or received by the Company or a Series (other than contributions to the capital of the Company, distributions or repurchases of Units) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all Members of the Company or such Series, as applicable, at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Company’s accounting practices, be treated as applicable to one or more prior Fiscal Periods, then such amount shall be proportionately charged or credited, as appropriate, to those parties who were Members during such prior Fiscal Period or Periods.

(c) If any amount is required by paragraph (a) or (b) of this Section 5.6 to be charged or credited to a party who is no longer a Member, such amount shall be paid by or to such party, as the case may be, in cash, with interest from the date on which the Board of Directors determines that such charge or credit is required. In the case of a charge, the former Member shall be obligated to pay the amount of the charge, plus interest as provided above, to the Company on demand; provided, however, that (i) in no event shall a former Member be obligated to make a payment exceeding the amount of such Member’s Capital Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years since the date on which such party ceased to be a Member. To the extent that a former Member fails to pay to the Company, in full, any amount required to be charged to such former Member pursuant to paragraph (a) or (b), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Capital Accounts of the Members at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Members.

SECTION 5.7.     TAX ALLOCATIONS.

(a) The provisions of this Section 5.7 shall be applied separately with respect to each Series.

(b) For each Fiscal Year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in such manner as to reflect equitably amounts credited or debited to each Member’s Capital Account for the current and prior Fiscal Years (or relevant portions thereof). Allocations under this Section 5.7 shall be made pursuant to the principles of sections 704(b) and 704(c) of the Code and in conformity with Treasury Regulation sections 1.704-1(b)(2)(iv) (and, in particular, subparagraph (f) thereof), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Sections and Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Members such gains or income as shall be necessary to satisfy the “qualified income offset” requirement of Treasury Regulation section 1.704-1(b)(2)(ii)(d).

If a Series realizes capital gains (including short-term capital gains) or ordinary income for federal income tax purposes for any fiscal year during or as of the end of which all or a portion of the Units of one or more Positive Basis Members (as hereinafter defined) are repurchased by the Company pursuant to Article IV, the Managing Member, in its sole discretion, may allocate such gains or income as follows: (i) to such Positive Basis Members, pro rata in proportion to the respective Positive Basis (as hereinafter defined) of each such Positive Basis Member, until either the full amount of such gains shall have been so allocated or the Positive Basis of each such Positive Basis Member shall have been eliminated, and (ii) any gains not so allocated to Positive Basis Members to the other Members of such Series in such manner as shall equitably reflect the amounts allocated to such Members’ Capital Accounts pursuant to Section 5.4.

If a Series realizes capital losses (including short-term capital losses) or ordinary losses for federal income tax purposes for any fiscal year during or as of the end of which all the Units of one or more Negative Basis Members (as hereinafter defined) are repurchased by the Company pursuant to Article IV, the Managing Member, in its sole discretion, may allocate such losses as follows: (i) to such Negative Basis Members, pro rata in proportion to the respective Negative Basis (as hereinafter defined) of each such Negative Basis Member, until either the full amount of such losses shall have been so allocated or the Negative Basis of each such Negative Basis Member shall have been eliminated, and (ii) any losses not so allocated to Negative Basis Members, to the other Members of such Series in such manner as shall equitably reflect the amounts allocated to such Members’ Capital Accounts pursuant to Section 5.4.

As used herein, (i) the term “Positive Basis” shall mean, with respect to any Member and as of any time of calculation, the amount by which the value of its Units as of such time exceeds its “adjusted tax basis,” for federal income tax purposes, in its Units as of such time (determined without regard to such Member’s share of the liabilities of the particular Series under section 752 of the Code), and (ii) the term “Positive Basis Member” shall mean any Member whose Units are repurchased by the Company and who has a Positive Basis as of the effective date of its withdrawal, but such Member shall cease to be a Positive Basis Member at such time as it shall have received allocations pursuant to clause (i) of the third paragraph of this Section 5.7 equal to its Positive Basis as of the effective date of such repurchase.

As used herein, (i) the term “Negative Basis” shall mean, with respect to any Member and as of any time of calculation, the amount by which its “adjusted tax basis,” for federal income tax purposes, in its Units as of such time (determined without regard to such Member’s share of the liabilities of the particular Series under section 752 of the Code) exceeds the value of its Units as of such time, and (ii) the term “Negative Basis Member” shall mean any Member whose Units are repurchased by the Company and who has a Negative Basis as of the effective date of its withdrawal, but such Member shall cease to be a Negative Basis Member at such time as it shall have received allocations pursuant to clause (i) of the fourth paragraph of this Section 5.7 equal to its Negative Basis as of the effective date of such repurchase.

(c) The allocations of the Company’s items of income, gain, loss, deduction and credit to the Members in respect of their Units shall not exceed the allocations permitted under Subchapter K of the Code as approved by the Board of Directors, whose determination shall be binding. Allocations pursuant to this Section 5.7 may be adjusted at any time by the Board of Directors (or its delegate) to the extent the Board of Directors (or such delegate) determines in good faith that such adjustments (i) would more equitably reflect the economic allocations hereunder, or (ii) would otherwise be in the overall best interests of the Members.

(d) It is the intent of the Company and each Member that each Series be a separate partnership for federal income tax purposes under Subchapter K of the Code and regulations promulgated thereunder. The Board of Directors may in the future, in its sole discretion, incorporate one or more Series or elect to treat one or more Series as an association taxable as a corporation for federal income tax purposes and seek qualification thereof as a regulated investment company under Subchapter M of the Code.

SECTION 5.8.     DISTRIBUTIONS.

The Board of Directors, in its sole discretion, may authorize the Company to make distributions in cash at any time to all of the Members of one or more Series on a pro rata basis in accordance with the Members’ Investment Percentages related to the respective Series. Notwithstanding the foregoing or any other provision contained in this Agreement, the Company, and the Board of Directors on behalf of the Company, shall not be required to make a distribution to a Member in respect of its Units if such distribution would violate the Delaware Act or other applicable law.

SECTION 5.9.     WITHHOLDING.

(a) The Board of Directors may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes with respect to any Member to the extent required by the Code or any other applicable law.

(b) For purposes of this Agreement, any taxes so withheld by the Company with respect to any Member shall be deemed to be a distribution to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account of such Member. If the amount of such taxes is greater than any amounts then otherwise distributable to such Member, such Member and any successor to such Member’s Interest shall pay to the Company as a contribution to the capital of the Company, upon demand of the Board of Directors, the amount of such excess.

(c) The Board of Directors shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board of Directors with such information and forms as such Member may be required to complete when necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Company and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

SECTION 5.10.     ALLOCATION OF ORGANIZATIONAL EXPENSES.

(a) Organizational Expenses initially shall be borne by the Adviser, who shall be reimbursed for such expenses by the Company over a period not to exceed 12 months from the Closing Date. Such reimbursements shall be allocated among and debited against the Capital Accounts of the Members during such 12-month period in accordance with the value of their respective Capital Accounts on each applicable Expense Allocation Date.

(b) If the Adviser is fully reimbursed before the 12-month anniversary of the Closing Date, as of each Expense Allocation Date during the remainder of such 12-month period, all amounts previously debited against the Capital Account of a Member pursuant to this Section 5.10 on the preceding Expense Allocation Date shall be credited to the Capital Account of such Member, and Organizational Expenses shall then be re-allocated among and debited against the Capital Accounts of all Members in accordance with the balance of their respective Capital Accounts on such Expense Allocation Date.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

SECTION 6.1.     DISSOLUTION.

The Company or a Series shall be dissolved:

(1) upon the affirmative vote to dissolve the Company or such Series by: (i) a majority of the Board of Directors (including a majority of the Independent Directors) or (ii) Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast with respect to the Company or the particular Series, as applicable; or

(2) as required by the Delaware Act or other applicable law.

In addition, a Series will be dissolved if (i) any Member has submitted a written request, in accordance with Section 4.5, to tender all of its Units for repurchase by the Company and has not been given the opportunity to tender all such Units within a period of two years after such request (whether in a single repurchase offer or multiple offers within the two-year period); and (ii) such Member delivers a written notice of intent to dissolve the Series to the Board of Directors prior to the expiration of such two-year period.

Dissolution of the Company or a Series shall be effective on the day on which the event giving rise to the dissolution shall occur, but the existence of the Company or such Series as separate legal entity shall not terminate until the assets of the Company or such Series have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

SECTION 6.2.     WINDING UP.

(a) Upon the dissolution of the Company or a Series as provided in Section 6.1 hereof, the Managing Member (or its delegate), acting as the liquidator, shall wind up the business and administrative affairs of the Company, except that if the Managing Member is unable to perform this function (or to designate an appropriate delegate to do so), a liquidator elected by Members holding a majority of the total number of votes eligible to be cast shall promptly wind up the business and administrative affairs of the Company. Net Profit and Net Loss during the period of winding up shall be allocated pursuant to Section 5.4 hereof. The proceeds from liquidation of the Company’s assets shall be distributed in the following manner:

(1) the debts of the Company or the particular Series, other than debts, liabilities or obligations to Members, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Company’s or the Series’ assets to the Members has been completed, shall first be satisfied (whether by payment or reasonable provision for payment thereof) on a pro rata basis;

(2) such debts, liabilities or obligations as are owing to the Members shall next be paid in their order of seniority and on a pro rata basis; and

(3) the Members shall next be paid on a pro rata basis in accordance with their respective Capital Accounts after giving effect to all allocations to be made to such Members’ Capital Accounts for the Fiscal Period ending on the date of the distributions under this Section 6.2(a)(3).

(b) Anything in this Section 6.2 to the contrary notwithstanding, but subject to the Delaware Act, upon dissolution of the Company or a Series, the Board of Directors or other liquidator may distribute ratably in kind any assets of the Company or such Series; provided, however, that if any in-kind distribution is to be made (i) the assets distributed inkind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above, and (ii) any profit or loss attributable to property distributed inkind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.

ARTICLE VII

ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

SECTION 7.1.     ACCOUNTING AND REPORTS.

(a) Although the Company shall adopt for tax accounting purposes any accounting method that the Board of Directors shall decide, in its sole discretion, is in the best interests of the Company, it is anticipated that the Company will maintain its books and records on the accrual method of accounting based upon generally accepted accounting principles except as otherwise described in this Agreement. The Company’s accounts shall be maintained in U.S. currency.

(b) After the end of each Taxable Year, the Company shall furnish to each Member such information regarding the operation of the Company and such Member’s Units as is necessary for Members to complete federal, state and local income tax or information returns and any other tax information required by federal, state or local law.

(c) Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Company shall furnish to each Member a semi-annual report and an annual report containing the information required by such Act. The Company shall cause financial statements in accordance with generally accepted accounting principles contained in each annual report furnished hereunder to be accompanied by a report of independent public accountants based upon an audit performed in accordance with generally accepted auditing standards. The Company may furnish to each Member such other periodic reports as it deems necessary or appropriate in its discretion.

SECTION 7.2.     DETERMINATIONS BY THE BOARD OF DIRECTORS.

(a) All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board of Directors unless specifically and expressly otherwise provided for in this Agreement or required by law, and such determinations and allocations shall be final and binding on all the Members.

(b) The Board of Directors may make such adjustments to the computation of Net Profit, Net Loss or any components comprising either of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Company and the intended allocation thereof among the Members.

SECTION 7.3.     VALUATION OF NET ASSETS.

(a) Except as may be required by the 1940 Act, the Board of Directors shall value or have valued any Securities or other assets and liabilities of each Series as of the close of business on the last business day of each month within 10 business days of the last day of the month in accordance with such valuation procedures as shall be established from time to time by the Board of Directors and that conform to the requirements of the 1940 Act. In determining the value of the assets of the Company, no value shall be placed on the goodwill or name of the Company, or the office records, files, statistical data or any similar intangible assets of the Company not normally reflected in the Company’s accounting records.

(b) The Company will value interests in Investment Funds not managed by the Direct Allocation Subadvisers at fair value, which ordinarily will be the value determined by the respective Investment Managers in accordance with the policies established by the relevant Investment Fund.

(c) The value of Securities and other assets of the Company and the net worth of the Company as a whole determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

SECTION 8.1.     AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT.

(a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with: (i) the approval of a majority of the Board of Directors (including the approval of a majority of the Independent Directors, if required by the 1940 Act) and (ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.

(b) Any amendment that would:

(1) increase the obligation of a Member to make any contribution to the capital of the Company;

(2) reduce the Capital Account of a Member; or

(3) modify the events causing the dissolution of the Company or any Series;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Directors) to tender all of its Units for repurchase by the Company.

(c) The power of the Board of Directors to amend this Agreement at any time without the consent of the Members in accordance with paragraph (a) of this Section 8.01 shall specifically include the power to:

(1) restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2) amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation, including, but not limited to the requirements, or to reflect any relaxation of such requirements in the future, of the Bank Holding Company Act of 1956, as amended, or other U.S. banking laws, or any regulations, guidelines or policies or interpretations of the banking regulatory agencies or the staffs thereof, or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof; and

(3) amend this Agreement to make such changes as may be necessary or advisable for federal tax purposes, including, without limitation, to ensure that (i) the Company will not be treated as an association or as a publicly traded partnership taxable as a corporation as defined in section 7704(b) of the Code and (ii) the allocation provisions hereunder are respected for Federal income tax purposes, provided that such changes do not materially reduce any Member’s allocations or distributions hereunder.

(d) Any amendment that would modify the provisions of this Section 8.1 (if material) or the Company’s indemnification obligations may be made only with the unanimous consent of the Members (or the unanimous consent of the Members of a Series if the amendment is limited to a Series) and, to the extent required by the 1940 Act, approval of a majority of the Directors (and, if so required, a majority of the Independent Directors).

(e) The Board of Directors shall cause written notice to be given of any amendment to this Agreement (other than any amendment of the type contemplated by clause (1) of Section 8.1(c) hereof) to each Member, which notice shall set forth (i) the text of the amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

SECTION 8.2.     SPECIAL POWER OF ATTORNEY.

(a) Each Member hereby irrevocably makes, constitutes and appoints the Administrator with full power of substitution, the true and lawful representative and attorney-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1) any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(2) any amendment to the Certificate required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Company; and

(3) all such other instruments, documents and certificates that, in the opinion of legal counsel to the Company, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Company as a limited liability company under the Delaware Act.

(b) Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Company without such Member’s consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Company is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorney-in-fact appointed hereby is authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner that may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power of attorney with a view to the orderly administration of the affairs of the Company.

(c) This power of attorney is a special power of attorney and is coupled with an interest in favor of each of the Directors and as such:

(1) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power of attorney, regardless of whether the Administrator shall have had notice thereof; and

(2) shall survive the delivery of a Transfer by a Member of all or portion of such Member’s Units, except that when the transferee thereof has been approved by the Board of Directors for admission to the Company as a substituted Member, this power of attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Administrator to execute, acknowledge and file any instrument necessary to effect such substitution.

SECTION 8.3.     NOTICES.

Notices that may be or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, registered or certified mail return receipt requested, commercial courier service, telecopier (receipt confirmed) or hand delivery, or if to the Board of Directors or the Adviser, by hand delivery, registered or certified mail return receipt requested, commercial courier service, or telecopier (receipt confirmed), and shall be addressed to the respective parties hereto at their addresses as set forth in the books and records of the Company. Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

SECTION 8.4.     AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

SECTION 8.5.     APPLICABILITY OF 1940 ACT AND FORM N-2.

The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Form N-2 that affect numerous aspects of the conduct of the Company’s business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

SECTION 8.6.     CHOICE OF LAW; ARBITRATION.

(a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, UNLESS OTHERWISE AGREED IN WRITING, EACH MEMBER AGREES TO SUBMIT ALL CONTROVERSIES ARISING BETWEEN MEMBERS OR ONE OR MORE MEMBERS AND THE COMPANY TO ARBITRATION IN ACCORDANCE WITH THE PROVISIONS SET FORTH BELOW AND UNDERSTANDS THAT:

(1) ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(2) THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL;

(3) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED AND DIFFERENT FROM COURT PROCEEDINGS;

(4) THE ARBITRATOR’S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND A PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY ARBITRATORS IS STRICTLY LIMITED; AND

(5) THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

(c) ALL CONTROVERSIES THAT MAY ARISE AMONG MEMBERS AND ONE OR MORE MEMBERS AND THE COMPANY CONCERNING THIS AGREEMENT SHALL BE DETERMINED BY ARBITRATION IN NEW YORK CITY IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT, TO THE FULLEST EXTENT PERMITTED BY LAW. ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE DETERMINED BEFORE AND IN ACCORDANCE WITH THE RULES THEN OBTAINING OF EITHER THE NEW YORK STOCK EXCHANGE, INC. (THE “NYSE”) OR THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. (THE “NASD”), AS THE MEMBER OR ENTITY INSTITUTING THE ARBITRATION MAY ELECT. IF THE NYSE OR NASD DOES NOT ACCEPT THE ARBITRATION FOR CONSIDERATION, THE ARBITRATION SHALL BE SUBMITTED TO, AND DETERMINED IN ACCORDANCE WITH THE RULES THEN OBTAINING OF, THE CENTER FOR PUBLIC RESOURCES, INC. IN NEW YORK CITY. JUDGMENT ON ANY AWARD OF ANY SUCH ARBITRATION MAY BE ENTERED IN THE SUPREME COURT OF THE STATE OF NEW YORK OR IN ANY OTHER COURT HAVING JURISDICTION OF THE PERSON OR PERSONS AGAINST WHOM SUCH AWARD IS RENDERED. ANY NOTICE OF SUCH ARBITRATION OR FOR THE CONFIRMATION OF ANY AWARD IN ANY ARBITRATION SHALL BE SUFFICIENT IF GIVEN IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT. EACH

MEMBER AGREES THAT THE DETERMINATION OF THE ARBITRATORS SHALL BE BINDING AND CONCLUSIVE UPON THEM.

(d) NO MEMBER SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; OR WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL: (I) THE CLASS CERTIFICATION IS DENIED; OR (II) THE CLASS IS DECERTIFIED; OR (III) THE MEMBER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

SECTION 8.7.     NOT FOR BENEFIT OF CREDITORS.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Directors and the Company. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

SECTION 8.8.     CONSENTS.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Company.

SECTION 8.9.     MERGER AND CONSOLIDATION.

(a) The Company may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities pursuant to an agreement of merger or consolidation that has been approved in the manner contemplated by section 18-209(b) of the Delaware Act.

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with section 18-209(b) of the Delaware Act may, to the extent permitted by section 18-209(f) of the Delaware Act, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Company if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

SECTION 8.10.    PRONOUNS.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

SECTION 8.11.     CONFIDENTIALITY.

(a) A Member may obtain from the Company such information regarding the affairs of the Company as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board of Directors.

(b) Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name and/or address (whether business, residence or mailing) of any Member (collectively, “Confidential Information”) without the prior written consent of the Board of Directors, which consent may be withheld in its sole discretion.

(c) Each Member recognizes that in the event that this Section 8.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Company. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Company may be entitled, such Members and the Company shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith. In the event that any non-breaching Member or the Company determines that any of the other Members or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, members, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

SECTION 8.12.     CERTIFICATION OF NON-FOREIGN STATUS.

Each Member or transferee of Units from a Member shall certify, upon admission to the Company and at such other times thereafter as the Board of Directors may request, whether such Member is a “United States Person” within the meaning of section 7701(a)(30) of the Code on forms to be provided by the Company, and shall notify the Company within 30 days of any change in such Member’s status. Any Member who shall fail to provide such certification when requested to do so by the Board of Directors may be treated as a non-United States Person for purposes of U.S. federal tax withholding.

SECTION 8.13.     SEVERABILITY.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

SECTION 8.14.     FILING OF RETURNS.

The Board of Directors or its designated agent shall prepare and file, or cause the Administrator or accountants of the Company to prepare and file, a federal information tax return in compliance with section 6031 of the Code and any required state and local income tax and information returns for each tax year of the Company.

SECTION 8.15.     TAX DECISIONS AND TAX MATTERS PARTNER.

(a) All decisions for the Company and each Series relating to tax matters, including, without limitation, whether to make any tax elections (including the election under Section 754 of the Code), the positions to be made on the Company’s or such Series’ tax and information returns and the settlement or further contest or litigation of any audit matters raised by the Internal Revenue Service or any other taxing authority, shall be made by the Board of Directors. All actions (other than ministerial actions) taken by the Tax Matters Partner, as designated below, shall be subject to the approval of the Board of Directors.

(b) The Managing Member shall be designated on the Company’s or each Series’ annual federal income tax information return, and have full powers and responsibilities, as the Tax Matters Partner of the Company or such Series for purposes of section 6231(a)(7) of the Code. The Tax Matters Partner for the Company for purposes of Section 6231(a)(7) of the Code shall not take any action on behalf of the Company (other than any such action relating solely to compliance with its ministerial duties) prior to obtaining consent thereto from the Board of Directors or its designee. The Tax Matters Partner for the Company or a Series under section 6231(a)(7) of the Code shall be indemnified and held harmless by the Company or such Series from any and all liabilities and obligations that arise from or by reason of such designation.

(c) Each person (for purposes of this Section 8.15, called a “Pass-Thru Member”) that holds or controls Units on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Member is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Company or a Series holding such interests through such Pass-Thru Member. In the event the Company or such Series shall be the subject of an income tax audit by any federal, state or local authority, to the extent the Company or such Series is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Company or such Series and each Member thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Company or such Series.

SECTION 8.16.     SECTION 754 ELECTION.

In the event of a distribution of Company property to a Member or an assignment or other Transfer (including by reason of death) of all or portion of a Member’s Units, the Board of Directors, in its discretion, may, but shall not be required to, cause the Company to elect, pursuant to section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Company property of the relevant Series as provided by sections 734 and 743 of the Code.

EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSE SET FORTH IN SECTION 8.6 AND THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 8.11.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DIRECTORS:
Name: Charles Hurty
Name: Janet Holmes
Name: Steven Krull
Name: David Scudder
Name: Clifford De Souza
MANAGING MEMBER:
Name:
Title:
MEMBERS:
[TO BE EXECUTED BY THE ADMINISTRATOR PURSUANT TO POWER OF ATTORNEY]
Each person who shall sign a Member Signature
Page and who shall be accepted by the Board of
Directors to the Company as a Member.

APPENDIX A

REPRESENTATIONS REQUIRED OF PERSONS
SEEKING TO BE ADMITTED TO THE COMPANY AS MEMBERS
(OR MAKING ADDITIONAL CAPITAL CONTRIBUTIONS)

The following should be read in conjunction with the subscription materials for the Company, which refer to each person seeking to be admitted to the Company as a Member (or making an additional Capital Contribution to any Series of the Company) as a “Subscriber”:

The Subscriber hereby represents and warrants to, and covenants and agrees with, the Company that Subscriber meets the accreditation standards and eligibility policies as set forth herein.

“Accredited Investors”

1.    Subscriber is acquiring Units directly or indirectly for the account of an “accredited investor” meeting one or more of the “asset tests” set forth in Rule 501(a) of Regulation D under the Securities Act of 1933 (the “1933 Act”). Such accredited investors are referred to in the Private Placement Memorandum as “Eligible Investors” and include the following:

•
An individual who has an individual net worth or joint net worth with his or her spouse, in excess of $1,000,000. “Net worth” for these purposes means the value of total assets at fair market value, including home, home furnishings and automobiles, less total liabilities; or

•
A corporation, partnership, limited liability company, or similar business trust or tax-exempt organization as defined in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), that (i) has total assets in excess of $5,000,000, and (ii) was neither formed nor is operated for the specific purpose of investing in the Company; or

•	An entity whose equity owners are each “accredited investors” as defined in this section.

2.    Except to the extent waived by the Administrator, Eligible Investors generally must have brokerage accounts with Salomon Smith Barney Inc. Existing Members subscribing for additional Units must be Eligible Investors at the time of the additional subscription.

Anti-Money Laundering Procedures

3.    In order to comply with applicable anti-money laundering regulations, the Company, the Administrator or the Subscriber’s Placement Agent may require a detailed verification of the Subscriber’s identity and the source of its subscription proceeds. The Subscriber agrees to promptly provide the Company, the Administrator or the Subscriber’s Placement Agent, as applicable, with any requested information and documentation.

4.    If the Subscriber is not investing in the Company on behalf of or for the benefit of, other investors, the Subscriber represent that it is purchasing Units in the Company for the Subscriber’s own account, for investment purposes, and not for subdivision or fractionalization, and is not acting as agent, representative, intermediary or nominee or in any similar capacity for any other person.*

5.    The Subscriber represents that it is not involved in any money laundering schemes, and the source of this investment is not derived from any unlawful or criminal activities. It further represents that this investment is not designed to avoid the reporting and record-keeping requirement of the Bank Secrecy Act of 1970, as amended.

6.    The Subscriber acknowledges that the Company generally prohibits any investment in the Company by or on behalf of a “Prohibited Investor” unless specifically permitted by the Company, in its sole discretion. A “Prohibited Investor” means:

•
any individual or entity whose name appears on the various lists issued and/or maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), including, but not limited to, the Specially Designated Nationals and Blocked Persons List (also known as the “SDN List”); and

•	any individual or entity who is a citizen or resident of, or located in a country where OFAC sanctions against such country prohibit any investment by such subscriber in the Company.*

The above lists are available at http://www.ustreas.gov/ofac/ and should be checked by the Subscriber before making the above representations.

7.    If the Subscriber is an intermediary, a fund of funds, or otherwise investing in the Company on behalf of “Underlying Investors”, the Subscriber represents and agrees that:

•
the Subscriber properly discloses its relationship with its Underlying Investors as follows: (please attach supplemental pages headed “Underlying Investors” to completed subscription materials as necessary;

•	the representations, warranties and covenants made herein are made by the Subscriber on behalf of itself and its Underlying Investors;

•	the Subscriber has all requisite power and authority from its Underlying Investors to execute and perform the obligations under this section;
•	accompanying this subscription is a certificate in a form acceptable to the Company, the Administrator or the Subscriber’s Placement Agent in their sole discretion

*	“Person” includes nominee account, beneficial owner, individual, bank, corporation, partnership, limited liability company or any other legal entity.

*
The U.S. Federal and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals including specially designated nationals, narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

2

with respect to the due diligence the Subscriber has carried out and will continue to carry out with respect to the identity and background of each Underlying Investor as well as the proceeds invested in the Company by the Underlying Investors;

•
its Underlying Investors are not Prohibited Investors, as defined above; · the Subscriber is not otherwise aware of any reasons which should prevent the Company from accepting an investment directly by an Underlying Investor; and

•
the Subscriber agrees to provide such further assurance and certifications regarding itself and/or its Underlying Investors as the Company, the Administrator or the Subscriber’s Placement Agent may reasonably require.

8.    To the best of the Subscriber’s knowledge, neither it nor any individual or entity controlling, controlled by, or under common control with the Subscriber, or related to, or otherwise associated with, the Subscriber, is a “Prohibited Investor” as defined above.

9.    The Subscriber acknowledges that if, following its investment in the Company, the Company, the Managing Member, the Adviser, the Administrator or the Subscriber’s Placement Agent reasonably believe that the Subscriber is a Prohibited Investor or has otherwise breached its representations and covenants hereunder as to its identity and the source of its subscription proceeds, the Company may be obligated to freeze the Subscriber’s dealings with its Units, including by refusing additional subscriptions for Units by the Subscriber or any repurchase requests by the Subscriber and/or segregating the assets represented by the Subscriber’s Units in accordance with applicable regulations, or mandatorily repurchasing the Subscriber’s Units, and the Subscriber will have no claim whatsoever against the Company, the Managing Member, the Adviser, the Administrator or the Subscriber’s Placement Agent for any form of losses or other damages incurred by it as a result of any of these actions. The Subscriber also acknowledges that the Company, the Managing Member, the Adviser, Administrator or the Subscriber’s Placement Agent may be required to report such actions and to disclose the Subscriber’s identity to OFAC or other regulatory bodies.

10.    The Subscriber is not a “shell bank”, and its subscription proceeds do not originate from, and will not be routed through, an account maintained at such a bank. A “shell bank” is a bank that does not have a physical presence in any country and is not an affiliate of a depository institution, credit union or bank that maintains a physical presence in any country and is supervised by a banking authority.

11.    The Subscriber is not a senior non-U.S. government or public official, a member of such a person’s immediate family, or any close associate of such a person. If the Subscriber cannot make this representation, the Subscriber must contact the Company, the Administrator or the Subscriber’s Placement Agent.

12.    The Subscriber is not a citizen or resident of, or located in, a jurisdiction identified on the Non-Cooperative Countries and Territories list of OECD’s Financial Action Task Force (“FATF Non-Cooperative Countries and Territories”), and its subscription proceeds do not originate from, or are not routed through a bank organized or charted under the laws of any

3

FATF Non-Cooperative Countries and Territories.* If the Subscriber cannot make this representation, the Subscriber must contact the Company or the Administrator.

13.    All information that the Subscriber has provided to the Company, the Administrator or the Subscriber’s Placement Agent in relation to the subscription of the Units, is true and accurate.

14.    The Subscriber represents that all evidence of identity provided to the Company, the Administrator or the Subscriber’s Placement Agent is genuine and all related information furnished by it is accurate, and it agrees to provide any further information or documents deemed necessary by the Company, the Administrator or the Subscriber’s Placement Agent in their sole discretion to comply with the Company’s anti-money laundering policies and related responsibilities from time to time.

15.    The representations, warranties, agreements, undertakings, and acknowledgments made by the Subscriber above and documents submitted in relation hereto are made and submitted with the intent that they will be relied upon by the Company in determining the suitability of the Subscriber as an investor in the Company, and will survive the investment in the Company by the Subscriber. The Subscriber agrees that such representations, warranties, agreements, undertakings and acknowledgments (including representation, warranties, agreements, undertakings and acknowledgements contained in any documents submitted in relation hereto) will be deemed reaffirmed by the Subscriber at any time it makes an additional investment in the Company. In addition, the Subscriber undertakes to notify the Company immediately of any change in any representation, warranty or other information relating to the Subscriber set forth herein.

*
As of the date hereof, the following countries and territories are on FATF Non-Cooperative Countries and Territories list: Cook Islands, Egypt, Grenada, Guatemala, Indonesia, Myanmar, Nauru, Nigeria, Philippines, St. Vincent and the Grenadines, and Ukraine. Updated information is available at http://www.oecd.org/fatf/NCCT-en.htm.

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APPENDIX B

FORM OF SEPARATE SERIES AGREEMENT

THIS SEPARATE SERIES AGREEMENT, dated as of                          , 200     (this “Separate Series Agreement”), is entered into by and between             , as a Member of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC (the “Company”) and as a participant in the newly created Series identified below (the “New Series”), and             , as a Member of the Company and as a participant in the New Series. Capitalized terms used herein and not otherwise defined are used as defined in the Limited Liability Company Agreement of the Company, dated and effective as of                          , 2002 (as amended from time to time, the “LLC Agreement”).

RECITALS

WHEREAS, the parties hereto have heretofore formed the Company pursuant to the Delaware Limited Liability Company Act by causing the Certificate to be filed with the office of the Secretary of State of the State of Delaware and by entering into the LLC Agreement;

WHEREAS, the Board of Directors has established the New Series and the parties hereto desire to participate in the New Series;

WHEREAS, it is intended by the parties hereto that the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to the New Series be enforceable against the assets of the New Series only, and not against the assets of the Company generally; and

WHEREAS, it is intended by the parties hereto that the debts, liabilities and obligations incurred, contracted for, or otherwise existing with respect to the Company in general or with respect any other Series not be enforceable against the assets of the New Series;

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree as follows:

4. New Series. In accordance with Section 2.11 of the LLC Agreement,              and              hereby agree to participate in the New Series, which shall be a “Series” for purposes of the LLC Agreement.

5. Name of New Series. The name of the New Series created by this Separate Series Agreement shall be                                        .

6. Agreement to Be Bound. Each of              and             , in their capacities as members of the Company participating in the New Series, agree to be bound by the terms and provisions of the LLC Agreement.

7. Investment Guidelines. The investment guidelines and other terms applicable to the New Series are set forth on Schedule A hereto.

8. Headings. The headings in this Separate Series Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of this Separate Series Agreement or any provision hereof.

9. Severability. The invalidity or unenforceability of any particular provision of this Separate Series Agreement shall not affect the other provisions hereof, and this Separate Series Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

10. Merger. This Separate Series Agreement and the LLC Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

11. Counterparts. This Separate Series Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

12. Governing Law. This Separate Series Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Separate Series Agreement as of the date first-above stated.

MEMBERS PARTICIPATING IN
NEW SERIES:
[TO BE EXECUTED BY THE ADMINISTRATOR PURSUANT TO POWER OF ATTORNEY]
____________________________, as Member

By:___________________________________
Name:
Title:
____________________________, as Member
By:___________________________________
Name:
Title:

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SCHEDULE A
(to form of Separate Series Agreement)

Investment Guidelines for
[Name of New Series]

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